Exhibit 99.1

FIS Names Stephanie Ferris as President

Key facts:
•Stephanie Ferris joined FIS in 2019 through the company’s acquisition of Worldpay where she served as Chief Financial Officer.
•A 27-year financial services veteran, Ferris most recently served as Chief Administrative Officer of FIS.

JACKSONVILLE, Fla., February 8, 2022 – Financial technology leader FIS® (NYSE: FIS) today announced the promotion of Stephanie Ferris to company President effective Feb. 8.

Ferris most recently served as FIS Chief Administrative Officer (CAO), having joined the company through its 2019 acquisition of Worldpay where she served as Chief Financial Officer.

After joining FIS, she assumed the role of Chief Operating Officer where she led the integration of Worldpay into FIS, surpassing both revenue and cost synergy commitments. Ferris’ most recent role as CAO saw her lead a global team responsible for the company’s enterprise strategy, finance, mergers and acquisitions, legal, marketing and communications, risk, information security and compliance functions.

“Stephanie is a tremendously talented leader and we’re fortunate to leverage her extensive industry and financial insights to help accelerate our growth and shape the future of FIS,” stated FIS Chairman and CEO Gary Norcross. “Her bold, experienced leadership will ensure that FIS continues to set the pace for how the world pays, banks and invests.”

About FIS
FIS is a leading provider of technology solutions for merchants, banks and capital markets firms globally. Our employees are dedicated to advancing the way the world pays, banks and invests by applying our scale, deep expertise and data-driven insights. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS ranks #241 on the 2021 Fortune 500 and is a member of Standard & Poor’s 500® Index. To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and Twitter (@FISGlobal).

For More Information
Kim Snider, 904.438.6278
Senior Vice President
FIS Global Marketing and Communications
kim.snider@fisglobal.com